Exhibit 99.2

To: Shareholders, Employees and Friends

August 7, 2006

Hudson Highland Group 2006 Second Quarter Financial Results

Today we announced our results for the second quarter: Revenue of $365 million, gross margin of $141 million and adjusted EBITDA of $9.3 million, essentially even with prior year. EBITDA of $8.5 million, including $0.9 million of restructuring charges to be described below, was down from prior year EBITDA of $9.6 million. To provide some context for understanding our second quarter results and the outlook for our business, let us comment briefly on some recent events.

Recent Events

Restatement of Q1 2006

Last week, we announced the restatement of results for the first quarter of 2006 to correct accounting errors in Hudson North America. The restatement is the subject of a detailed press release and Form 8-K issued on August 3, 2006. In that release we announced that we would restate our financial statements for the period ended March 31, 2006. We filed the restated Form 10-Q earlier today. We will file our Form 10-Q for the quarter ended June 30, 2006 on August 9, 2006.

As previously discussed, we have had difficulties in using our new PeopleSoft financial reporting system in Hudson North America. The company has completed a comprehensive process to ensure all facets of the Hudson North America financial statements have been reviewed. In completing this process, we engaged a number of outside advisors, and had the benefit of cooperation from our independent auditors, BDO Seidman LLP, and counsel from our audit committee. Our staff has exerted extraordinary efforts to remedy this situation. As I mentioned previously, there has been no evidence of fraud or misconduct on the part of any employee. As also disclosed last week, a total of $1.6 million related to 2005 and undetermined periods was charged to the second quarter of 2006. These charges are included in the consolidated financial statements contained within this report.

Restructuring Charge

We are announcing today a restructuring program designed to reduce costs and increase sustainable, long-term profitability of the company. The company expects to record a charge of between $4 million to $7 million in 2006, of which $0.7 million was incurred in the second quarter of 2006. The actions taken fall into several categories: (1) consolidation of support functions, particularly between North America and corporate; (2) closing or reducing redundant sales functions and unprofitable offices; and (3) moves to more economical properties.

Changes in the North America Market

While the business stabilized in the second quarter, it remains below our expectations and aspirations. Tom Moran, president of North America, implemented a number of changes addressing leadership and cost management. In the last several weeks, key leadership changes have been announced, most recently at the practice group head level in both IT and Financial Solutions. Earlier today, we announced a new North America CIO. A new finance director had been previously appointed in Hudson North America, and a number of additional changes have been made in the accounting and finance function. These include the positions of controller and the manager of general ledger, as well as appointments to the newly-created leadership roles for customer operations (billing and collections) and audit. This set of changes is an important step in providing the right direction to improve the operations of North America. To address the expenses, actions have been taken to close unprofitable offices, eliminate a number of non-revenue producing positions and terminate underperforming personnel. We are confident that North America can be a very profitable market. We will monitor the results of the action plans and take further action should that be necessary.

Update on PeopleSoft

Regarding our work on the PeopleSoft system in Hudson North America, we have engaged Oracle, the parent of PeopleSoft, to perform this review. The work will be done in two phases. The first is a four-week assessment phase to determine the right steps to take to improve the effectiveness of the system. This will be accomplished at modest cost. Oracle has established a good process for this first phase, and it includes both our key operating personnel and Oracle’s technical experts. They are about half way through this assessment. The second phase will implement the recommendations of the first phase. We believe this work will be beneficial to our operating efficiencies. We will continue to provide updates on this progress.

Consolidated Results

The company’s reported results included essentially flat revenue, gross margin dollars, and adjusted EBITDA for the quarter against prior year. From an adjusted EBITDA standpoint, Hudson Europe and Highland Partners each reported improved results over prior year, Hudson Asia Pacific reported solid but essentially unchanged results compared to prior year, offset by a significant decline in Hudson Americas.

On a constant currency basis, revenue increased 2 percent while gross margin increased 1 percent. Gross margin percentage was 38.6 percent, about even with the second quarter of 2005. Temporary contracting gross margin was 17.4 percent compared to 17.8 percent in the year ago period. Adjusted EBITDA was $9.3 million compared with $9.4 million in 2005. Consolidated EBITDA was $8.5 million compared with $9.6 million in the second quarter of 2005. Consolidated net income in the quarter was $0.6 million, compared to $3.0 million in the second quarter of 2005. Basic and diluted earnings per share in the quarter were both $0.02, compared to $0.15 per basic share and $0.14 per diluted share in the year-ago period. As previously disclosed, these results include charges of $1.6 million related to 2005 and undetermined periods.

In 2006, the company adopted SFAS 123R, the expensing of stock options, using the modified retrospective method, and has adjusted its 2005 financial statements accordingly. Related expenses in the second quarter were $1.3 million, unchanged from the prior year period.

Regional Review

Hudson Americas

Revenue increased 9 percent, while gross margin dollars were flat compared to prior year. Permanent recruitment revenue and gross margin increased more than 60 percent or $3.4 million in the quarter. However, despite temporary contracting revenue growth of 7 percent, temporary contracting gross margin dollars were down 14 percent or $3.0 million compared to prior year. Sequentially from the first quarter of 2006, revenue was up 6 percent and gross margin was up 20 percent.

Turning to the practice groups, results in Legal were again strong this quarter, as revenue increased 38 percent. However, gross margin dollars increased 26 percent, as Legal margins remained under increased competitive pressure. In Engineering, revenue in the Energy unit increased 8 percent, but gross margin dollars declined 13 percent due to changes in the customer mix. In Financial Solutions, revenue increased 6 percent, with gross margin dollars increasing nearly the same at 5 percent. Temporary contracting margins in Financial Solutions remained strong at 31 percent, and overall margin was 38 percent. Revenue in the Aerospace & Defense unit was flat as was gross margin. The IT practice group remains our biggest challenge. Revenue declined 15 percent compared to prior year and gross margin declined 25 percent. These results were driven by declines in contractors on billing, 5 percent sequentially from the first quarter of 2006, and 15 percent to prior year. Notwithstanding the sequential decline in contractors on billing, we believe that the business bottomed out during the second quarter and stabilized at the end of the second quarter.

Demand for permanent recruitment remained strong in the second quarter. Permanent recruitment revenue was up more than 60 percent over prior year and represented approximately 30 percent of gross margin in Hudson Americas in the quarter. Legal and Management Search, our middle management permanent recruitment group, had the largest increases over prior year, with smaller growth in Financial Solutions, IT, Engineering, Aerospace and Defense, and Energy.

SG&A costs increased $6.0 million in the second quarter compared to prior year. The principle factors were $2.5 million in compensation and market-related costs due to higher revenue, $1.7 million associated with Peoplesoft stabilization and back-office process reengineering, and $1 million in client and product development in the Financial Solutions practice.

Hudson Americas EBITDA also included costs of about $3 million, including the $1.6 million of charges discussed in our recent Form 8-K and other estimate revisions, which we do not expect to repeat quarterly. As a result, Hudson Americas reported a loss of $3.3 million in EBITDA in the quarter, versus a profit of $2.9 million in the second quarter of 2005.

Hudson Europe

Hudson Europe revenue decreased 2 percent in the second quarter, gross margin increased 3 percent and EBITDA increased 43 percent. In constant currency, revenue declined 1 percent while gross margin rose 4 percent.

Gross margin growth was driven by continuing strong trends in permanent recruitment in continental Europe, and the contribution of the Balance acquisition. Temporary contracting margin improved to 19.2 percent from 14.7 percent due to higher gross margins from the Balance acquisition, completed in August of last year, and an improvement in the UK temporary margin to 16.7 percent from 14.5 percent as our operation continues to focus on expanding in high margin practices. On a year-over-year basis, results in the region were again impacted by a significant gross margin decline in the Dutch reintegration business due to a change in the relevant laws governing this business since last year, although results stabilized compared to the first quarter of 2006.

Hudson Europe achieved $8.0 million in EBITDA in the second quarter compared to $5.6 million in the same quarter last year, continuing the trends from first quarter and prior year. The group achieved an EBITDA of 6.6 percent of revenue compared to 4.5 percent in the second quarter last year. Key EBITDA contributors included the UK, the Netherlands-based Balance, Belgium, France, and Spain.

Hudson Asia Pacific

Hudson Asia Pacific revenue declined 5 percent while gross margin declined by 1 percent in the second quarter of 2006. In constant currency, revenue decreased by less than 1 percent and gross margin increased 3 percent. Revenue in Australia in the second quarter was essentially flat compared to prior year, though gross margin dollars increased principally due to an increase in permanent recruitment fees. Revenue, particularly permanent recruitment fees and gross margins, declined in New Zealand as economic conditions softened. Revenue and gross margin dollars increased modestly in Asia. The temporary contracting gross margin in the region was down slightly against the second quarter of 2005, to 16.0 percent from 16.2 percent.

Hudson Asia Pacific earned $9.4 million in EBITDA, or 8.5 percent of revenue, compared to $9.9 million a year ago, also 8.5 percent of revenue. On lower gross margin, the region returned the same EBITDA margin as in the year ago period, which represents significant progress after some mixed economic conditions in recent quarters, and in the face of continuing economic challenges in New Zealand.

While softer business conditions in New Zealand are expected to remain, the company is encouraged by the progress in the region after difficult conditions in recent quarters, and remains cautiously optimistic regarding its outlook for the rest of the year.

Highland Partners

At Highland Partners, revenue was down 6 percent in the second quarter, while EBITDA reached $1.5 million or 10.0 percent of revenue, up from $0.6 million or 3.9 percent of revenue in the year ago period, primarily due to better results in Asia Pacific. Costs were unusually high a year ago when the company split off part of its Australian operation as an independent brand licensee, which has since been terminated by mutual consent.

Corporate

Corporate expenses were lower in the second quarter of 2006 when compared to prior year, on improved expense management and lower project costs.

Guidance

The company currently expects third quarter revenue of $355 - $370 million at prevailing exchange rates, and EBITDA of $7.5 - $8.5 million, including $2 million of restructuring charges, compared to revenue of $357 million and EBITDA of $7.5 million in the third quarter of 2005.

The company has revised its guidance formulation to bring it in line with the quarterly industry standard.

Safe Harbor Statement

This press release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including those under the caption “Guidance” and other statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the impact of global economic fluctuations on temporary contracting operations; the cyclical nature of the company’s executive search and mid-market professional staffing businesses; the company’s ability to manage its growth; risks associated with expansion; risks and financial impact associated with disposition of non-strategic assets; the company’s reliance on information systems and technology; competition; fluctuations in operating results; risks relating to foreign operations, including foreign currency fluctuations; dependence on highly skilled professionals and key management personnel; the impact of employees departing with existing executive search clients; risks maintaining professional reputation and brand name; restrictions imposed by blocking arrangements; exposure to employment-related claims, and limits on insurance coverage related thereto; government regulations; restrictions on the company’s operating flexibility due to the terms of its credit facility; and the company’s ability to implement remedial actions with respect to internal control weaknesses. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts’ expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Three Months Ended June 30, 2006	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Highland Partners	Corporate	Total
Revenue	$117,580	$122,061	$110,877	$14,960	$—	$365,478

Gross margin	$27,405	$56,225	$43,430	$13,975	$—	$141,035

Adjusted EBITDA (1)	$(2,982)	$7,972	$9,541	$1,653	$(6,845)	$9,339

Business reorganization expenses (recoveries)	249	(57)	152	(65)	313	592
Merger and integration expenses	72	—	—	207	—	279

EBITDA (1)	(3,303)	8,029	9,389	1,511	(7,158)	8,468

Depreciation and amortization	1,314	1,776	770	313	168	4,341

Operating income (loss)	$(4,617)	$6,253	$8,619	$1,198	$(7,326)	$4,127

For the Three Months Ended June 30, 2005 (2)	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Highland Partners	Corporate	Total
Revenue	$107,813	$124,657	$116,325	$16,040	$—	$364,835

Gross margin	$27,575	$54,510	$43,848	$15,234	$—	$141,167

Adjusted EBITDA (1)	$2,785	$5,615	$9,871	$494	$(9,357)	$9,408

Business reorganization (recoveries)	(99)	—	—	(139)	—	(238)
Merger and integration expenses	8	—	—	—	—	8

EBITDA (1)	2,876	5,615	9,871	633	(9,357)	9,638

Depreciation and amortization	1,072	920	2,156	342	136	4,626

Operating income (loss)	$1,804	$4,695	$7,715	$291	$(9,493)	$5,012

(1)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.
(2)	Note 2005 financial statements have been adjusted for the Company’s adoption of SFAS 123R using the modified retrospective method.

HUDSON HIGHLAND GROUP, INC.

RECONCILIATION FOR CONSTANT CURRENCY

(in thousands)

(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	Quarter Ended June 30,
	2006			2005
	As Reported	Currency Translation	Constant Currency	As Reported
Revenue:
Hudson Americas	$117,580	$(114)	$117,466	$107,813
Hudson Europe	122,061	1,361	123,422	124,657
Hudson Asia Pacific	110,877	4,946	115,823	116,325
Highland	14,960	(35)	14,925	16,040

Total	365,478	6,158	371,636	364,835
Direct costs:
Hudson Americas	90,175	190	90,365	80,238
Hudson Europe	65,836	830	66,666	70,147
Hudson Asia Pacific	67,447	3,294	70,741	72,477
Highland	985	(5)	980	806

Total	224,443	4,309	228,752	223,668
Gross margin:
Hudson Americas	27,405	(304)	27,101	27,575
Hudson Europe	56,225	531	56,756	54,510
Hudson Asia Pacific	43,430	1,652	45,082	43,848
Highland	13,975	(30)	13,945	15,234

Total	$141,035	$1,849	$142,884	$141,167

Selling, general and administrative (a):
Hudson Americas	$31,686	$(249)	$31,437	$25,841
Hudson Europe	50,030	616	50,646	49,800
Hudson Asia Pacific	34,660	1,408	36,068	36,203
Highland	12,648	105	12,753	15,048
Corporate	7,013	—	7,013	9,493

Total	$136,037	$1,880	$137,917	$136,385

(a)	Selling, general and administrative expenses include depreciation and amortization.